Exhibit 10.42

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") dated this 8th day of February, 2008 (the "Effective Date"), by and between Able Oil Melbourne, Inc., a Florida corporation with its principal place of business located at 99 Dover Avenue, Merritt Island, FL 32952 ("Seller"), Able Energy, Inc., a Delaware corporation with its place of business at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Parent") which owns all of the outstanding stock or other ownership interests in the Seller and all of the Assets of the Seller, and Able Oil of Brevard, Inc., a Florida corporation having an address at 99 Dover Avenue, Merritt island, FL 32952 ("Buyer").

RECITALS:

A.    Seller owns and operates certain Assets (as hereinafter defined) used in connection with Seller's supply and delivery of petroleum products to customers (the "Business").

B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets.

C. The Buyer is owned by Sean Harrington, a former employee of Able Oil Melbourne, Inc.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1: INCORPORATION OF RECITALS

1.1    The foregoing recitals are true and correct and are incorporated herein as though fully set forth herein.

ARTICLE 2: PURCHASE AND SALE OF ASSETS

 2.1    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens or encumbrances, all of Seller's right, title and interest in the following assets:

(a)
all machinery, equipment, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), used in the Business, including the items described in Schedule 2.1(a) ("Tangible Personal Property");

(b)
all amounts owed to the Seller by its customers and others, determined in accordance with generally accepted accounting principles("Accounts Receivable") as set forth on Schedule 2.1(b)(1) and all materials and goods, held for sale as part of the Business and related supplies owned by Seller ("Inventory"), as set forth on Schedule 2.1(b)(2);

(c)	any and all intangible assets owned by or used in connection with the Business including, going concern value, goodwill, telephone and telecopy listings ("Intangible Property"); and

(d)
Except as otherwise provided, all operating permits, or tank permits, and other permits, licenses, filings and other governmental authorizations, agreements, contracts, and approvals (collectively, the "Transferable Permits");

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets." All of the Assets shall be transferred subject to normal wear and tear and without warranties of any kind, whether expressed or implied, other than warranties of title, and are sold "AS IS, WHERE IS", WITH ALL FAULTS AND DEFECTS" and "WITH NO REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE", WHETHER EXPRESS, IMPLIED OR STATUTORY. As used in this Agreement, "Lien" shall mean any conditional sale agreement, charges, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than liens for taxes not yet due and payable.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4. For purposes of this Agreement, "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense, claim, deficiency, guaranty, or endorsement of or by any person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or um-natured, or otherwise.

With respect to the vehicles identified on Schedule 2.1(a), at Closing, Seller shall transfer, and Seller must obtain or deliver, certificates of title or registration in the name of Buyer, and must effect any registrations in the name of Buyer with the Florida Department of Motor Vehicles or any other governmental body for such vehicles. The Buyer will cooperate with the Seller to effectuate the transfer of the vehicle registrations.

 2.2    Excluded Assets. Seller's income Tax records, corporate minute books and stock records (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing.

 2.3    Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 2.3. After the Closing, the parties shall make consistent use of that allocation for all Tax purposes and in all filings, declarations and reports in respect thereof, including the reports required to be filed under Section 1060 of the Code (e.g., IRS Form 8594). The parties shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocations, as determined pursuant to this Section and shall not take any action or position that is inconsistent therewith.

2.4    Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume the following assumed liabilities of the Seller (the "Assumed Liabilities"):

(a)    As set forth on Schedule 2.4(a) all of Seller's trade accounts payable incurred by the Seller in the ordinary course of the Business as historically reflected on the financial statements of the Seller ("Trade Payables") arising before the Closing that are not paid or otherwise satisfied prior to Closing provided that such Trade Payables (i) arose on or prior to the Closing Date, (ii) arose in the ordinary course of business, (iii) arose in a manner consistent with the past practices of the Seller;

(b)    Those obligations and liabilities under the assumed agreements listed on Schedule 2.4(b) arising after the Closing Date.

The Assumed Liabilities shall not include any agreements, contracts or commitments that are not specifically identified herein as Assumed Liabilities. The Seller shall retain those liabilities listed on Schedule 2.4(c) (the "Retained Liabilities") and except for the Assumed Liabilities of the Seller, the Buyer shall assume no Liabilities of the Seller.

 2.5    Security Interest. The Seller shall retain a security interest only on the Accounts Receivable set forth on Schedule 2.5(a) until those specific Trade Payables listed on Schedule 2.4 (a), have been paid in full, at which time the Buyer is authorized by the Seller to file UCC 3 termination statements.

 2.6    Further Documents and Statements. Seller shall execute and deliver, without further consideration, such documents and instruments in addition to those provided for herein as may be reasonably requested by Buyer to transfer to, and vest in Buyer, title to and possession of the Assets, whether at or after the Closing.

 2.7    Closing. The Closing (the "Closing") shall take place at the offices of the Seller located at 1140 Avenue of the Americas, Suite 1800, New York, New York at 10:00 a.m. on February 8, 2008 or such other location and date as the parties may mutually agree in writing (the "Closing Date"). At the option of Buyer, the Closing may take place by delivering documents via mail or other delivery service on or prior to the Closing Date.

2.8    Purchase Price and Payment Thereof. The purchase price for the Assets (the "Purchase Price") shall be Three Hundred Fifty Thousand ($375,000.00) Dollars.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent hereby jointly and severally represent and warrant to Buyer that:

3.1    Organization and Good Standing. They are corporations duly organized and validly existing under the laws of the States of Delaware and Florida, respectively. Seller has not received any notice from any governmental body alleging that the Seller was required to qualify to do business in any jurisdiction, nor has Seller' failure to qualify to do business in any other jurisdiction caused Seller any material adverse consequences.

3.2    Due Authorization, Binding Obligation. Each of Seller and Parent have all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and Seller has authorized the execution, delivery and performance of this Agreement by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller, and is, and upon execution and delivery will be, the valid and legally binding obligation of the Seller, and Parent, enforceable in accordance with their terms.

3.3    Parent and Subsidiaries. Parent owns all the issued and outstanding shares or ownership interests of the Seller. Parent has good, valid and marketable title to the shares or ownership interests of the Seller and is the sole record or beneficial owner of all issued and outstanding shares or ownership interests of the Seller, free and clear of any and all Liens. There are no outstanding rights of any character relating to the shares or ownership interests of the Seller and no securities convertible into or exchangeable for any of such shares or ownership interests.

3.4    Governmental Approval. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions provided for herein are not subject to the jurisdiction of, or require the approval, authorization or consent of any governmental body.

 3.5    No Approvals or Notices Required; No Conflict with Other Instruments. The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby will not conflict with, nor will it (a) violate or require any consent or approval, filing or notice pursuant to any other agreement, guarantee, contract or instrument by which the Seller or Parent or any of the Assets are bound; or (b) result in the creation of any Lien, charge or encumbrance upon any of the Assets.

3.6    Title. Seller has good, valid and marketable title to, and ownership of, all of the Assets, free and clear of all Liens; and has the right to convey the Assets to Buyer free and clear of all Liens; and will defend the title to the Assets in Buyer against the claims of all persons. Seller has and shall convey to Buyer good and marketable title to all of the Assets.

3.7    Licenses and Permits. To the best of Seller's Knowledge, Seller has all necessary licenses, permits, consents and approvals (collectively "Permits") from all appropriate governmental bodies required for the operation of the Business, and there has occurred no default under any such Permits that has any continuing effect, and there is no current default under any such Permits. To the best of Seller and Parent's Knowledge, they have not received any notification or communication from any governmental body (i) asserting that Seller is not in compliance with any of the laws, regulations or orders which such governmental body enforces, or (ii) revoking or threatening to revoke any Permits. For purposes of this Agreement, "Knowledge" means with respect to an individual: (i) that the individual is actually aware of such fact or other matter; (ii) the Parent or Seller will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or who has at any time served, as a manager, director, or officer of the Parent or Seller (or in any similar capacity) however, specifically excluding Sean Harrington, has or at any time had Knowledge of such fact or other matter. Notwithstanding anything contained herein, the Seller agrees to allow the Buyer to use the Fuel License # 59003 attached to Federal ID # 59-329-7744 (the "Fuel License"), until the Buyer has received a new fuel license from the State of Florida, which is currently being processed.

3.9    Real Property. The Seller currently occupies the facilities located on the Real Property (the "Real Property" or "Premises"). To the best of Seller's Knowledge, there is no written lease agreement between the Seller and the record owner of the Real Property. The Seller occupies the Premises based upon a verbal lease in which the Seller is a month to month tenant (the "Lease").

3.10   Environmental Matters. To the best of Seller's Knowledge, the Seller's use, maintenance and operation of the Business has been, and is in compliance in all material respects with all applicable United States federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of any governmental body relating to environmental matters and all other applicable Environmental Laws. Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to such Seller or its facilities arising under Environmental Laws. For purposes of this Agreement, "Environmental Laws" shall mean all United States federal, state, local, statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common laws concerning public health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect as of the Closing Date.

 3.11   Accounts Receivable. To the best of Seller's Knowledge, all Accounts Receivable arose only in the ordinary course of business, are not subject to any discounts, allowances or set-offs, and are collectible in the ordinary course of business in the amounts recorded in the books and records of the Seller.

3.12   Tax Returns and Payments. The Seller has duly and timely filed all tax returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations or other entities pursuant to applicable legal requirements and have paid all taxes due or claimed to be due by any governmental body. To the best of the Seller's Knowledge, all tax returns of Seller and Parent were correct and complete in all material respects and were prepared in compliance with applicable laws and regulations. All taxes shown to be due and payable on such tax returns, any assessments imposed, and all other taxes due and payable by or on behalf of Seller on or before the Closing have been paid or will be paid prior to Closing by Seller or Parent as applicable. There are no Liens for taxes on the Assets or on the Business or the Seller that would in any way affect the Assets or the Business. No claim has ever been made by an authority in a jurisdiction where the Parent or Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. The Parent and Seller to the best of their Knowledge have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity owner or other person. Neither Parent nor Seller has been advised, has no knowledge, nor should it have any knowledge, (I) that any of the tax returns of the Parent or Seller have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to the taxes of the Parent or Seller. There is no liability for any tax to be imposed upon the properties or assets of the Parent or Seller as of the date of this Agreement that is not adequately reserved for.

3.13   Legal Proceedings. There are no actions, suits or proceedings, legal (governmental or otherwise) pending or, to the Knowledge of Seller, threatened against or relating to the Parent, the Seller, the Business or the Assets. Neither Seller nor Parent has any Knowledge of any facts that could reasonably be expected to result in any such action, suit or proceeding. Neither Seller nor Parent is a party to any suit, action or proceeding pending, or threatened, which will prohibit, impair or affect the Parent or the Seller's ability to complete the transactions contemplated hereby.

3.14   Intellectual Property.

(i)   Following Closing, the Buyer shall have the right to use the names "Able Oil Florida" and "Able Oil Melbourne" and all derivations of the names "Able Oil Melbourne" and "Able Oil Florida" (the "Intellectual Property") solely within the State of Florida, and Seller and Parent on behalf of themselves and all of their affiliates or subsidiaries hereby waive any rights thereto, and Seller and Parent must not, after Closing, make use of such names, directly or indirectly in the State of Florida.

(ii)   Seller represents that its, affiliate, Able Oil Co. ("Able Oil Co."), owns the registered trademarks, "Able Oil", Registration number 1971758 and the design plus word mark "Able Oil Co." Registration number 1970453, (collectively referred to as the "Trademarks").

(iii)   The Trademarks have been duly registered in, filed in or issued by the United States Patent And Trademark Office, and remain in full force and effect as of the Closing Date. The Trademarks are owned by Able Oil Co. and Able Oil Co. has the power to license the Trademarks to Buyer as set forth below

(iv)   By execution of this Agreement, Able Oil Co. hereby grants to the Buyer a fully paid, royalty free, transferable, exclusive, irrevocable, perpetual license (the "License") to utilize the Trademarks "Able Oil" in connection with the Buyer's business, solely within the State of Florida, provided the use of the Trademark is used solely in conjunction with the words "Melbourne" or "Florida" so that the Buyer's entire mark is "Able Oil Melbourne" and/or "Able Oil Florida".

(v)   Able Oil Co. has taken all reasonable precautions to maintain and protect the Trademarks.

Neither Seller nor Parent has received any communications alleging that it has violated or, by conducting the business as presently conducted, would violate the Trademarks, or any patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person, nor does the Seller have knowledge of any basis therefore.

The parties agrees that in the event Buyer maintains a website for its business, the website will have a disclaimer that the Buyer is not affiliated with the Seller or Able Energy, inc.

 3.15    Employee Benefits. To the best of Seller's Knowledge, the Seller is not a party to any "employee benefit plan" as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(a)    Seller has not at any time maintained, contributed to or had an obligation to contribute to any plan that is subject to Title IV of ERISA.

(b)    Seller has not at any time contributed to or had an obligation to contribute to any Multiemployer Plan under Section 4201 of ERISA.

 3.16   No Misstatements or Omissions. Neither this Agreement or any representation or warranty by Seller or Parent contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein or herein not misleading.

 3.17   Reliance. The foregoing representations and warranties are made by the Parent and Seller with the knowledge and expectation that Buyer is relying thereon, and such representations and warranties shall continue to and survive the Closing as provided herein in Section 3.20.

 3.18   Seller Loans. Except as set forth on Schedule 3.18, the Seller is not a guarantor or indemnitor of any indebtedness of Parent or of any affiliate or subsidiary of Parent or of any other person. Set forth on Schedule 3.18 is a list of any and all loans in which Seller is either a borrower, lender or guarantor, including any loans, debts, obligations or other amounts owed by Seller to any third party, or any related parties, including without limitation, or any of Seller's affiliates or subsidiaries ("Seller Loans"). Seller represents and warrants that as of the Closing, the continued existence of the Seller Loans and the indebtedness evidenced therein, will not result in any tax liability to Buyer or Seller or affect the transfer of title of the Assets to the Buyer. Notwithstanding the foregoing, the existence of any loans as set forth on the attached Schedule will not prevent the Seller from conveying the Assets as contemplated by this Agreement to Buyer free and clear of any and all encumbrances or Liens.

3.19   Consents. After the Closing, Seller and Parent will cooperate with Buyer, as is necessary to transfer the Transferable Permits. Neither Seller nor any of its officers, employees, or agents shall take any action that would (a) result in a Lien on the Assets; (b) reasonably be expected to diminish the value of the Assets after the Closing; or (c) that would reasonably be expected to interfere with the business of Buyer to be engaged in after the Closing utilizing the Assets.

3.20   Survival of Representations and Warranties. All of the representations and warranties of the Parent and Seller (and Able Oil Co. with regard to Section 3.14) contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year from the date of Closing except with respect to the representations made in subparagraphs 3.12 and 3.14 which shall remain in full force and effect until the expiration of any and all applicable statute of limitations.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

4.1    Organization and Good Standing. Buyer is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

4.2    Due Authorization; Binding Obligation. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. Buyer has authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and this Agreement has been duly executed and delivered by Buyer and is the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

4.3    Real Property. To the best of Buyer's Knowledge, there is no written lease agreement between the Seller and the record owner of the Real Property.

4.4    Noncontravention; Governmental Approvals. (a) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate any law or order or other restriction of any governmental entity to which the Buyer may be subject.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental body.

4.5    Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement. To Buyer's Knowledge, no such proceeding has been threatened.

4.6    Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement, contain no untrue statement of a material fact and do not omit or mistake a material fact necessary in order to make the statements contained therein misleading in light of the circumstances in which they are made.

 4.7    Survival of Representations. All of the representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year from the date of Closing.

ARTICLE 5: CONDITIONS OF CLOSING

 5.1    Conditions Precedent to the Obligations of Buyer. The Obligations of Buyer to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at Closing, of the conditions set forth below or the written waiver thereof by Buyer.

(a)            Seller shall have duly executed and delivered to Buyer one or more bills of sale for the Assets;

(b)    The Seller shall have delivered to Buyer (i) a certificate of its good standing as of a recent date as issued by the Secretary of State of their respective states of incorporation or organization (ii) a copy of its bylaws or operating agreement certified as of the Closing Date by its Secretary or Assistant Secretary, (iii) evidence that all Seller action necessary to be taken by it to effectuate the transactions contemplated by this Agreement has been taken, and (iv) certified copies of resolutions of the Board of Directors and shareholders of the Seller in form and substance reasonably satisfactory to Buyer;

(c)    Seller shall have filed and delivered termination statements for any and all Liens or UCC financing statements, including, without limitation, the following UCC financing statements filed with the State of Florida: UCC 4200603594938; 200603541311 and 200509699462.

(d)    Buyer shall have the exclusive right to represent themselves as the successors of the Business previously conducted by the Seller. Seller shall at the Closing, transfer to Buyer all of their right to, and title and interest in, the corporate name and "Able Oil Melbourne" and any derivative thereof, within the State of Florida. At Closing, Seller shall amend its Articles of Incorporation, to change the Seller's name so as not to be confusingly similar to "Able Oil Melbourne", and that does not contain the words or "Able Oil Melbourne". Seller shall deliver the amendment to articles of incorporation to Buyer at Closing for Buyer to file with the Florida Department of State. Seller and Parent and any affiliates each agree to never use any of these words in the names of any entity or in any tradenames in which they have an interest within the State of Florida. Seller hereby waives any objection to Buyer's use of the corporate name "Able Oil Florida" or "Able Oil Melbourne" and any derivative thereof, and hereby agrees to execute any documents necessary to effectuate the name change contemplated herein.

(e)    Buyer shall obtain such permits, licenses, filings and other governmental authorizations, agreements or a transfer of same which in Buyer's sole discretion permits Buyer to operate the Business.

5.2    Conditions Precedent to the Obligations of Seller. The Obligations of Seller to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at Closing, of the conditions set forth below or the written waiver thereof by Seller

(a)    The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date;

(b)    Buyer shall have delivered to Seller the Purchase Price as provided in Section 2.8 hereof;

(c)    Buyer shall have delivered to Seller (i) a copy of its Certificate of Formation, certified as of a recent date by the Secretary of State of Florida, (ii) a copy of its Bylaws certified as of the Closing Date by the Secretary or an Assistant Secretary, and (iii) evidence that all Buyer action necessary to be taken to effectuate the transactions contemplated by this Agreement has been taken;

(d)    Buyer shall have taken such other action as may be necessary or appropriate to consummate the transactions provided for, and in accordance with, the terms and conditions of this Agreement.

ARTICLE 6: INDEMNIFICATION

 6.1    Parent and Seller Indemnity. Parent and Seller hereby jointly and severally agree to indemnify and hold the Buyer and its affiliates, agents, successors and assigns (collectively, the "Buyer's Indemnified Parties") harmless from and against:

(a)    any and all actions, suits, proceedings, demands, assessments, judgments, losses, liabilities, obligations, damages, costs, debts, claims, actions, tax liabilities, penalties, costs and expenses, including without limitation, attorneys fees and other professional fees and disbursement (collectively hereinafter "Losses") based upon, attributable to or resulting from the failure of any representation or warranty of Parent or Seller set forth herein, or any representation or warranty contained in any certificate delivered by or on behalf of the Parent or Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(b)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Parent or Seller under this Agreement;

(c)    any and all Losses based in whole or in part upon, attributable to or resulting directly or indirectly from Parent or Seller's past ownership, or from the acts of Seller or any of its affiliates or any of its subsidiaries, excluding the day to day operations, prior to Closing.

(d)    any and all expenses incident to the foregoing.

6.2    Buyer indemnity. Buyer hereby agrees to indemnify and hold the Seller and his affiliates, agents, successors and assigns (collectively, the "Seller's Indemnified Parties") harmless from and against:

(a)    any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth herein, or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement, to be true and correct as of the date made;

(b)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Buyer under this Agreement;

(c)    any and all Losses based in whole or part upon, attributable to or resulting solely from the negligent acts or willful misconduct of Buyer following Closing;

(d)    any and all Losses based in whole or part upon, attributable to or resulting solely from the Buyer's use of the Fuel License during the period commencing on the Effective Date through the date the Buyer obtains a new fuel license.

(e)    any and all expenses incident to the foregoing.

6.3    Indemnification Procedures.

(a)    In the event that any legal proceedings shall be Instituted or that any claim or demand ("Claim") shall be asserted by any person in respect of which payment may be sought under Section 6.2 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided, or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (a) so requested by the indemnifying party to participate or (b) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)    After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)    The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 7: NON-COMPETITION

7.1    Non-Competition. In consideration of Buyer's agreement to enter into this Agreement, and as a condition thereto, the Seller covenants and agrees as follows:

 For a period of five (5) years from and after the Closing Date, neither Parent, nor Seller nor any of its affiliates, subsidiaries, successors or assigns shall directly, or indirectly, (i) participate in any business that is engaged in the sale of diesel fuel, and (ii) for a period of one (1) year, participate in any business that is engaged in the sale of any energy products other than diesel fuel anywhere in the State of Florida. For purposes of this provision, the term "participate in" shall include, but not be limited to, having any direct or indirect interest in any entity, whether as owner, stockholder, partner, joint venturer, member, creditor or otherwise, other than ownership of not more than 5% of the outstanding stock or securities of any class that is publicly traded, or acting as a director, officer, manager, employee, agent, consultant or independent contractor of any entity. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the above, the Seller's use, ownership and maintenance of the domain name www.ableenergy.com will not violate this Section 7.1, provided the domain name is not used to conduct business in the State of Florida.

7.2    Non-Solicitation. During the five (5) year period from and after the Closing Date, neither the Parent, Seller nor any of their affiliates, successors or assigns shall induce or attempt to induce any employee of the Buyer to leave the employ of the Buyer.

7.3    Breach. The Seller acknowledges that any breach or threatened breach of any of the provisions of this Section will cause irreparable injury to the Buyer, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Buyer shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Seller and its affiliates or subsidiaries from committing such breach or threatened breach.

ARTICLE 8: CONFIDENTIAL INFORMATION

8.1    Confidential Information. Following the execution of this Agreement and for a period of thirty (30) months after the Closing Date:

(a)    Seller will maintain in confidence and will not disclose any confidential or proprietary information or trade secrets of Buyer including, without limiting the foregoing, the identify of any of the Buyer's customers or suppliers, and the prices at which Buyer has sold or purchased products or services, any Buyer financial or business information or tax information and any and all other business information about the Buyer or its business operations, nor will Seller use confidential or proprietary information or trade secrets for its own purposes to the detriment of Buyer.

(b)    Buyer will maintain in confidence and will not disclose any confidential or proprietary information or trade secrets of Seller including, without limiting the foregoing, the identify of any of Seller's customers or suppliers, and the prices at which Seller has sold or purchased products or services, any of Seller's financial or business information or tax information and any and all other business information about the Seller or its business operations, nor will Buyer use confidential or proprietary information or trade secrets for its own purposes to the detriment of Seller.

(c)    The parties acknowledge that money damages would be an inadequate remedy for a breach of this Section 8.1 and that, in addition to money damages, an aggrieved party should be entitled to injunctive relief.

ARTICLE 9: GENERAL PROVISIONS

9.1    Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been given upon delivery personally or upon mailing by registered mail, postage prepaid or by delivery by reputable overnight courier service, to each party at the address set forth hereinabove, or at such other address as each party may designate in writing to the other.

9.2    Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

9.3    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. Except as aforesaid, a party hereto may not assign this Agreement or any of its or his rights or obligations hereunder without the written consent of the other party, provided that Buyer may assign his rights and obligations hereunder to an entity owned by him.

9.4    Severability. In the event that any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, to the extent legally permissible an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

9.5    Governing Law. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of Florida.

9.6    Execution of Documents. At any time and from time to time hereafter, the parties hereto will execute and deliver such further instruments, documents and certificates and other written assurances as shall reasonably be required in order to consummate the transactions contemplated hereunder.

9.7    Counterparts. This Agreement may be executed in counterparts all of which shall be deemed to be duplicate originals.

9.8    Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

9.9    Further Acts and Assurances. Each party hereby covenants and agrees with the other parties that it will take such reasonably necessary actions and will use their reasonable efforts to take all other actions and to obtain all consents, approvals, and amendments of agreements required of them to carry out the transactions described herein, including but not limited to the effective transfer of all Permits and the Transferable Permits from the Seller to the Buyer.

9.10   Brokers. Neither the Seller, Parent or Buyer have engaged any broker in regard to the transactions contemplated by this Agreement. No person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement as of the date fi above written.

SELLER:	PARENT:

ABLE OIL MELBOURNE, INC	ABLE ENERGY, INC.,
a Florida corporation	a Delaware corporation

By: /s/ Christopher Westad	By: /s/ Gregory Frost
Christopher Westad, President	Name: Gregory Frost
Title: CEO
ABLE OIL CO.,
A New Jersey corporation
BUYER:
By: /s/ Christopher Westad
ABLE OIL OF BREVARD, INC.,
Name: Christopher Westad	a Florida Corporation

Title: President
Binding only as to	By: Sean T. Harrington
Section 3.14 Intellectual Property
Its: /s/ Sean T. Harrington